Form 3

             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     TOUCHARD       RONALD         C.
     (Last)         (First)        (Middle)

     11 MARBLE SANDS
     (Street)

     NEWPORT BEACH            CA             92660
     (City)                   (State)        (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)     January 6, 2003


3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

     ----------------------------------------------------


4.   Issuer Name and Ticker or Trading Symbol
     EWORLDMEDIA HOLDINGS, INC.  ("EWMD")


5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director     X  Officer (give title below)
     X  10% Owner    __ Other (specify below)
          PRESIDENT AND CHIEF EXECUTIVE OFFICER


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)
           X   Form filed by One Reporting Person
          ___  Form filed by More than One Reporting Person

          Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security   2. Amount of Securities   3. Ownership Form:              4. Nature of Indirect
   (Instr. 4)             Beneficially Owned        Direct (D) or Indirect (I)      Beneficial Ownership
                          (Instr. 4)                (Instr. 5)                      (Instr. 5)

   COMMON STOCK,
   PAR VALUE $.001        2,000,000                  D
________________________________________________________________________________________________________

   COMMON STOCK,
   PAR VALUE $.001        100,000                    I                              by SPOUSE
________________________________________________________________________________________________________

   COMMON STOCK,
   PAR VALUE $.001        5,589,500                  I                              by VOTING PROXY
________________________________________________________________________________________________________


          Table II - Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative  2. Date Exer-    3. Title and Amount of Securities  4. Conver-     5. Owner-        6. Nature of Indirect
   Security (Instr. 4)     cisable and      Underlying Derivative Security     sion or        ship             Beneficial
                           Expiration       (Instr. 4)                         Exercise       Form of          Ownership
                           Date             ------------------------------     Price of       Deriv-           (Instr. 5)
                         (Mo/Day/Year)      Title                Amount of     Derivative     ative
                        ---------------                          Number of     Security       Securities:
                        Date     Expira-                         Shares                       Direct (D)
                        Exer-    tion                                                         or
                        cisable  Date                                                         Indirect (I)
                                                                                              (Instr. 5)

NONE
_________________________________________________________________________________________________________________________________



     Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

     Explanation of Responses:

                                    /s/ Ronald C. Touchard              1/9/03
                                    **Signature of Reporting Person     Date

      * If the form is filed by more than one reporting person, see Instruction 5(b)(v).
     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


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